                                                                    EXHIBIT 10.2





                                    FORM OF

                            TAX ALLOCATION AGREEMENT

                                 BY AND BETWEEN

                        WEATHERFORD INTERNATIONAL, INC.

                                      AND

                              GRANT PRIDECO, INC.



                       ____________________________, 1999

                               TABLE OF CONTENTS


1.       Grant Group  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . -2-

2.       Tax Returns  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . -2-

3.       Obligation for Payment of Taxes  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . -4-

4.       No Weatherford Tax Payments  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . -5-

5.       Grant Tax Payments . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . -5-

6.       Tax Credits; Deferred Intercompany Gains . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . -6-

7.       Grant Tax Carryovers . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . -6-

8.       Tax Audits . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . -7-

9.       Proposed Adjustments . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . -7-

10.      Notice of Settlement or Compromise . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . -8-

11.      Grant's Right to Contest . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . -8-

12.      Subsequent Adjustments or Refunds  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . -8-

13.      Grant Spin-Off Tax Indemnity . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . -9-

14.      Future Actions . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . -9-

15.      Combined, Consolidated or Unitary Basis Returns  . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  -10-

16.      Earnings and Profits Information . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  -10-

17.      Retention of Records . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  -10-

18.      Expenses . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  -11-

19.      Definitions  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  -11-
         "After-Tax Basis"  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  -11-
         "Agreed Rate"  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  -11-
         "Code" . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  -11-

         "Distribution Agreement" . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  -11-
         "Grant"  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  -11-
         "Grant Group"  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  -12-
         "Interim Period" . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  -12-
         "Returns"  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  -12-
         "Ruling" . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  -12-
         "Short Period" . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  -12-
         "Spin-Off" . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  -12-
         "Spin-Off Date"  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  -12-
         "Spin-Off Tax" . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  -12-
         "Tax Authority"  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  -12-
         "Taxes"  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  -12-
         "Transfer Tax" . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  -13-
         "Weatherford"  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  -13-
         "Weatherford Group"  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  -13-
         "WEI"  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  -13-

20.      Notices  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  -13-

21.      Binding Effect; Successors . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  -14-

22.      Severability . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  -14-

23.      Entire Agreement . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  -15-

24.      Governing Law  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  -15-

25.      Arbitration  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  -15-

EXHIBIT A - MEMBERS OF THE GRANT GROUP

                            TAX ALLOCATION AGREEMENT


         THIS TAX ALLOCATION AGREEMENT, made and entered into as of the ____ day of ____________, ____, by and between WEATHERFORD INTERNATIONAL, INC., a Delaware corporation ("Weatherford"), and GRANT PRIDECO, INC., a Delaware corporation ("Grant").

                              W I T N E S S E T H:

         WHEREAS, Weatherford is the common parent of an affiliated group of corporations (hereinafter referred to as the "Weatherford Group") within the meaning of Section 1504(a) of the Internal Revenue Code of 1986, as amended (the "Code"), which affiliated group includes (x) corporations owned by Weatherford (then known as EVI, Inc.) and (y) corporations owned by Weatherford Enterra, Inc., a Delaware corporation ("WEI"), on May 27, 1998, the date on which WEI merged with and into Weatherford, and (z) corporations acquired by Weatherford or other members of the Weatherford Group subsequent to May 27, 1998, and the members of the Weatherford Group have heretofore joined in filing consolidated Federal income Tax Returns;

         WHEREAS, prior to May 27, 1998, Weatherford and its eligible subsidiaries joined in filing consolidated Federal income Tax Returns as an affiliated group and WEI and its eligible subsidiaries joined in filing consolidated Federal income Tax Returns as an affiliated group;

         WHEREAS, Grant and its subsidiaries have been members of the Weatherford Group;

         WHEREAS, on or about ____________ __, ____, certain assets associated with the drilling products business conducted by the Weatherford Group, including the stock of certain subsidiaries included in the Weatherford Group and engaged in the drilling products business, will be contributed to the capital of Grant or otherwise acquired by Grant or one or more of its subsidiaries;

         WHEREAS, Weatherford, on or about ____________ __, ____ (the "Spin-Off Date"), will distribute to its stockholders all of the outstanding stock of Grant (the "Spin-Off"), and thereafter Grant and its subsidiaries will no longer be members of the Weatherford Group for Federal income Tax purposes; and

         WHEREAS, the parties desire to provide for the sharing of the Federal, state, local and foreign income Tax liabilities and benefits accrued prior to the Spin-Off between Weatherford and its subsidiaries and Grant and its subsidiaries;

         NOW, THEREFORE, the parties hereto agree as follows:

         1. Grant Group. For purposes of this Agreement, the "Grant Group" shall mean (i) Grant, (ii) Grant's subsidiaries, and (iii) those corporations and other entities whose stock or ownership interests will be transferred to Grant prior to or on the Spin-Off Date, all of such subsidiaries of Grant and such corporations and other entities being listed on Exhibit A attached hereto. Unless otherwise specified, whenever items of income, gain, loss, deduction, credit, or other Tax attributes of Grant are referred to in this Agreement, the reference shall be to the collective amounts of such items for the Grant Group as defined herein.

         2. Tax Returns. Weatherford shall prepare and file or cause to be prepared and filed timely all appropriate Returns in respect of Grant and the other members of the Grant Group that (i) are required to be filed on or before the Spin-Off Date; or (ii) are required to be filed after the Spin-Off Date that (A) are required to include, on a consolidated, combined or unitary basis, the operations of Grant or any other member of the Grant Group for any Tax period ending on or before the Spin-Off Date; or (B) are required to be filed by Grant or any other member of the Grant Group on a separate return basis for any Tax period ending on or before the Spin-Off Date.

Grant shall participate in the filing of and shall, to the extent requested by Weatherford, file any required Returns with respect to any Tax period that ends on or before the Spin-Off Date. Grant shall prepare or cause to be prepared the schedules in respect of Grant and other members of the Grant Group containing the information necessary for Weatherford to prepare any consolidated, combined or unitary Returns. If Weatherford, after consulting with Grant, files any such consolidated, combined or unitary Return using information with respect to Grant and the other members of the Grant Group that is different from the information prepared and furnished by Grant and Weatherford and Grant thereafter are unable to resolve such difference, such difference shall constitute a claim for purposes of Paragraph 25 of this Agreement. Grant shall also prepare or cause to be prepared and shall file or cause to be filed all other Returns required of Grant or any other members of the Grant Group, or in respect of its or any of their activities, for any Tax period ending after the Spin-Off Date that includes the operations of Grant or any other member of the Grant Group prior to the Spin-Off Date. The parties hereto will, to the extent permitted by applicable law, elect with the relevant Tax Authority to treat for all purposes the Spin-Off Date as the last day of a Tax period of Grant and the other members of the Grant Group, and such period shall be treated as a "Short Period" for purposes of this Agreement. In any case where applicable law does not permit Grant to treat the Spin-Off Date as the last day of a Short Period, then for purposes of this Agreement, the portion of such Taxes that is attributable to the operations of Grant and the other members of the Grant Group for such Interim Period (as defined below) shall be (i) in the case of Taxes that are not based in whole or in part on income or gross receipts, the total amount of such Taxes for the period in question multiplied by a fraction, the numerator of which is the number of days in the Interim Period, and the denominator of which is the total number of days in the entire period in question, and (ii) in the case of Taxes that are based in whole or in part on income or gross receipts, the Taxes that would be due with respect to the Interim Period, if such Interim Period were a Short Period. "Interim Period" means with respect to any Taxes imposed on Grant or any other members of the Grant Group on a periodic basis for which the Spin-Off Date is not the last day of a Short Period, the period of time beginning on the first day of the actual Tax period that includes (but does not end on) the Spin-Off Date and ending on and including the Spin-Off Date. Any franchise Tax shall be allocated to the Tax period or portion thereof during which the right to do business obtained by the payment of such franchise Tax relates, regardless of whether such franchise Tax is measured by income, operations, assets or capital relating to another Tax period.

         3. Obligation for Payment of Taxes. Weatherford shall be entitled to receive from Grant amounts calculated in accordance with Paragraphs 5 and 12 hereof. The amounts, if any, that Grant shall be obligated to pay Weatherford pursuant to Paragraph 5, with respect to Tax periods of the Weatherford Group ending on or prior to the Spin-Off Date, shall be paid within 45 days after the filing of the applicable Return. This initial settlement shall be based on the Returns as they have been filed and shall include any amendments of or adjustments to such Returns that have been finally settled.
Any amounts that Grant shall be obligated to pay Weatherford pursuant to Paragraph 5 with respect to Tax periods of the Weatherford Group ending after the Spin-Off Date shall be paid within 45 days after filing of the Returns for such Tax periods. In the event of an adjustment to the amount of payment for any Tax period as determined under Paragraph 12, Weatherford shall be entitled to receive from Grant such payment within 45 days after payment of a deficiency to or receipt of a refund from the Tax Authority. In the event of an adjustment under Paragraph 12 resulting in no additional payment to or receipt of a refund from the Tax Authority, settlement shall be made within 45 days after filing of the amended Return or final settlement of the adjustment.

         4. No Weatherford Tax Payments. Except as otherwise provided in Paragraph 12 hereof, Weatherford shall not be obligated to pay Grant for any Tax credits of the Grant Group or any losses or deductions of the Grant Group used by the Weatherford Group to reduce its Federal income Tax liability or Federal taxable income for any Tax period ending on or before the Spin-Off Date. For purposes of these computations, the allocation of Tax attributes to the Grant Group and absorption thereof by the Weatherford Group for each Tax period shall be determined in accordance with the Treasury Regulations under
Section 1502 of the Code, applied in a manner consistent with practices and methods followed in reporting the Federal income Tax liability of the Weatherford Group for such Tax periods. In any instance where a Tax attribute must be characterized, the characterization prescribed by the aforementioned Treasury Regulations will control.

         5. Grant Tax Payments. For each Tax period of the Weatherford Group which includes income of the Grant Group, Grant shall be obligated to pay Weatherford an amount equal to the product of (i) the net taxable income of the Grant Group included in the consolidated Federal income Tax Return of the Weatherford Group for such period, multiplied by (ii) the highest marginal statutory Federal corporate income Tax rate applicable to such income for such period; provided, however, that no payment shall be required pursuant to this Paragraph 5 to the extent such payments have previously been made by the Grant Group to members of the Weatherford Group other than the Grant Group under any Tax sharing agreement or arrangement (whether written or oral) or any other similar system of payments with respect to Federal income Taxes of the Weatherford Group in existence prior to the Spin-Off Date. For purposes of these computations, the allocation of Tax attributes to the Weatherford Group and absorption thereof by the Grant Group for each Tax period shall be determined in accordance with the Treasury Regulations under Section 1502 of the Code, applied in a manner consistent with practices and methods followed in reporting the Federal income Tax liability of the Weatherford Group for such Tax periods. In any instance where a Tax attribute must be characterized, the characterization prescribed by the aforementioned Treasury Regulations will control. To the extent, if any, that the amount of Taxes that Weatherford is required to pay with respect to the net taxable income of the Grant Group for a Tax period is less than the amount calculated as owed by Grant to Weatherford under this Paragraph 5, the amount owed by Grant to Weatherford shall be reduced by the amount of Tax benefits of the Weatherford Group used which resulted in such lesser amount of Taxes that would have otherwise expired unused but for the fact that the Grant Group had net taxable income for such Tax period.

         6. Tax Credits; Deferred Intercompany Gains. For purpose of the calculations under this Agreement, any loss of Tax credits resulting from or attributable to the transfer of assets to Grant or any other member of the Grant Group in connection with the Spin-Off shall be ignored and all calculations shall be made as though all such tax credits were available for use by the Weatherford Group. In the event any deferred intercompany gain attributable to assets transferred to Grant or any other members of the Grant Group by other members of the Weatherford Group is recognized by the Weatherford Group by reason of the Spin-Off, such deferred intercompany gain, if any, shall be deemed to be gain of the Grant Group for its taxable year ending on the Spin-Off Date for purposes of all calculations under this Agreement.

         7. Grant Tax Carryovers. Notwithstanding anything in this Agreement to the contrary, no payment shall be made by Grant to Weatherford with respect to items of loss or other Tax benefits apportioned to and carried over by the Grant Group, under the Treasury Regulations governing Federal consolidated income Tax Returns, after the Spin-Off, regardless of whether such Tax benefits are used by the Grant Group to reduce its Federal income Tax liability after the Spin-Off. Weatherford agrees to cooperate with Grant in determining the amount of such items of loss or other Tax benefits apportioned to and carried over by the Grant Group after the Spin-Off.

         8. Tax Audits. In the event of an audit by any Tax Authority of a Return filed by Weatherford for any Tax period ending prior to or on the Spin-Off Date (or any Tax period thereafter in which a carryforward of the Grant Group's Tax benefits is used), Weatherford shall give Grant timely and reasonable notice of such audit proceedings and Grant will provide all necessary information and other assistance reasonably requested by Weatherford with respect to issues concerning the activities of the Grant Group. All communications with any such Tax Authority and its employees concerning any such audit will be made by Weatherford unless otherwise agreed between the parties hereto.

         9. Proposed Adjustments. Weatherford shall give prompt notice to Grant of any adjustment or adjustments proposed by any Tax Authority relating to the activities of the Grant Group for any Tax period ending prior to or on the Spin-Off Date. After consulting with Grant, Weatherford shall determine in its sole discretion the nature of all action to be taken to contest such proposed adjustment, including whether any such action shall initially be contested by way of judicial or administrative proceedings, or both, whether any such proposed adjustment shall be contested by resisting payment thereof or by paying the same and seeking a refund thereof, and if Weatherford shall undertake to contest such proposed adjustment, the court or other judicial body before which such action will be commenced. Weatherford shall have full control over any contest or administrative proceeding pursuant to this Paragraph, but Grant, at its expense, may participate in any proceedings contesting any proposed adjustment relating to the activities of the Grant Group.

         10. Notice of Settlement or Compromise. Weatherford shall give prompt notice to Grant of any proposal made to it at the time of an audit or otherwise, to settle or compromise issues relating to the Tax liabilities of the Grant Group for any Tax period ending prior to or on the Spin-Off Date. Weatherford will not accept or offer any settlement or compromise of such issues without the consent of Grant, and such consent shall not be unreasonably withheld. If, in Weatherford's opinion, Grant unreasonably withholds such consent, Weatherford shall have the right to settle or compromise such issues on the basis contained in the notice to Grant. If Grant thereafter desires to dispute such settlement or compromise, Grant's claim with respect thereto shall constitute a claim for purposes of Paragraph 25 of this Agreement.

         11. Grant's Right to Contest. Should Weatherford decline or cease to contest any proposed adjustment relating to the activities of the Grant Group for any Tax period ending prior to or on the Spin-Off Date, Weatherford shall so notify Grant. Grant may, at its expense and only with Weatherford's prior consent, contest such proposed adjustments; but in no event shall Grant be permitted to accept or offer any settlement or compromise that would require the settlement or compromise of issues relating to the Tax liabilities of members of the Weatherford Group other than the Grant Group.

         12. Subsequent Adjustments or Refunds. With respect to any Tax period of the Weatherford Group for which Weatherford received from Grant a payment pursuant to Paragraph 5 or this Paragraph 12, if the filing of an amended income Tax Return, final determination of any adjustment made by any Tax Authority or the receipt of a refund by Weatherford occurs with respect to such period and such event would cause a difference in the amount of payment required for such period as previously calculated pursuant to Paragraph 5 or this Paragraph 12, Weatherford shall give Grant prompt notice of such difference and Weatherford shall be obligated to pay or entitled to receive from Grant the amount of such difference. The amount shall include interest at the applicable deficiency interest rate imposed by the Tax Authority if the adjustment results in the payment of Tax to or receipt of Tax from the Tax Authority.

         13. Grant Spin-Off Tax Indemnity. Notwithstanding any other provision of this Agreement to the contrary, Grant shall be liable for, shall pay and shall indemnify and hold Weatherford and the other members of the Weatherford Group harmless, on an After-Tax Basis, against (A) any Transfer Taxes and other Taxes which may be imposed or assessed as a result of the contribution by Weatherford to the capital of Grant or the acquisition (by sale or purchase or otherwise) by Grant or one or more of the other members of the Grant Group of assets associated with the drilling products business conducted by the Weatherford Group, including the stock of certain subsidiaries included in the Weatherford Group and engaged in the drilling products business, and (B) any Spin-Off Tax.

         14. Future Actions. The parties agree not to take any action inconsistent with any information, covenant or representation provided to the Internal Revenue Service in connection with obtaining the Ruling. In addition, Grant agrees that, during the three-year period following the Spin-Off, it will not engage in any transaction that could adversely affect the tax treatment of the Spin-Off, unless Grant delivers to Weatherford a supplemental ruling from the Internal Revenue Service or a tax opinion acceptable to Weatherford of nationally recognized tax counsel to the effect that the proposed transaction would not adversely affect the tax treatment of the Spin-Off.

         15. Combined, Consolidated or Unitary Basis Returns. The parties acknowledge that certain state, local or foreign Tax Authorities may require, or one of the parties may desire, to file amended or original state, local or foreign income Tax Returns on a combined, consolidated or unitary basis. Such filing may result in an aggregate decrease in the state, local or foreign income Tax of both parties; however, one party may suffer a Tax increase compared to its state, local or foreign income Tax liability calculated on a separate company basis, while the other party enjoys a Tax decrease. In any such event, the parties intend that the required calculations for determining which party owes Taxes to the other with respect thereto be made by utilizing the principles set forth in Paragraphs 3, 4, 5 and 12 hereof.

         16. Earnings and Profits Information. The parties agree to share such information as is necessary to properly allocate the earnings and profits of the Grant Group in accordance with the Code and Treasury Regulations for Tax periods prior to or ending on the Spin-Off Date. After the Spin-Off, Weatherford agrees to provide Grant and Grant's independent auditors with such information as is necessary to verify amounts received or receivable by Grant under this Agreement. Grant agrees to make available to Weatherford, upon request, all Federal, state, local and foreign Tax Returns, work papers and other documents pertaining to the activities of the Grant Group prior to the Spin- Off.

         17. Retention of Records. Each party hereto agrees, to the extent potentially relevant to the other party, to (1) retain records, documents, accounting and other information (including computer data) necessary for the preparation and filing of all Returns or the audit of such Returns, and (2) give to the other party reasonable access to such records, documents, accounting data, Returns and related books and records and other information (including computer data) and to its personnel (insuring their cooperation) and premises, for purposes of the review or audit of such Returns to the extent relevant to an obligation or liability of a party under this Agreement.

         18. Expenses. Each party will bear its own expenses in complying with this Agreement, including but not limited to the cost of employee work hours. The sharing of fees and expenses of nonemployees and independent contractors mutually engaged by the parties shall be agreed upon before such persons are engaged.

         19.     Definitions.

                 (a) "After-Tax Basis" means, with respect to any payment, an amount calculated by taking into account the Tax consequences of the receipt of such payment, as well as any Tax benefit associated with the liability giving rise to the payment, in each case calculated on a present value basis using the Agreed Rate.

                 (b) "Agreed Rate" means the annual rate of interest quoted, from time to time, by ______________________, N.A. in Houston, Texas as its prime rate of interest for the purpose of determining the interest rates charged by it for United States dollar commercial loans made in the United States.

                 (c) "Code" has the meaning set forth in the first recital hereof.

                 (d) "Distribution Agreement" means that certain Distribution Agreement dated as of _______________, 1999, by and between Weatherford and Grant, as the same may be amended or otherwise modified from time to time pursuant to the terms thereof.

                 (e) "Grant" has the meaning set forth in the preamble hereto.

                 (f) "Grant Group" has the meaning set forth in Section 1 hereof.

                 (g) "Interim Period" has the meaning set forth in Section 2 hereof.

                 (h) "Returns" means all returns, declarations, reports, statements and other documents required to be filed in respect of Taxes, and the term "Return" means any one of the foregoing Returns.

                 (i) "Ruling" means the private letter ruling to be issued by the Internal Revenue Service with respect to the Spin-Off and relating to the tax consequences associated with the distribution of all outstanding shares of Grant common stock.

                 (j) "Short Period" has the meaning set forth in Section 2 hereof.

                 (k) "Spin-Off" has the meaning set forth in the fifth recital hereof.

                 (l) "Spin-Off Date" has the meaning set forth in the fifth recital hereof.

                 (m) "Spin-Off Tax" means any Tax to which Weatherford or any member of the Weatherford Group is subject as a result of the application of any provision of the Code to the Spin-Off, including without limitation,
Section 311(b), Section 355(c)(2), Section 355(e) or Section 361(c)(2) of the Code (or any corresponding or similar provision of state, local or foreign law), other than any such Tax which results solely from the fact that one or more persons acquire directly or indirectly stock representing a 50-percent or greater interest in Weatherford after the Spin-Off and such acquisition is subject to Section 355(e) of the Code.

                 (n) "Tax Authority" means the United States Internal Revenue Service or any other comparable state, local or foreign governmental authority.

                 (o) "Taxes" means all federal, state, local, foreign and other taxes, charges, fees, duties, levies, imposts, customs or other assessments, including, without limitation, all net income, gross income, gross receipts, sales, use, ad valorem, transfer, franchise, profits, profit share, license, value added, withholding, payroll, employment, excise, estimated, severance, stamp, occupation, premium, property, windfall profits, or other taxes, fees, assessments, customs, duties, levies, imposts, or charges of any kind whatsoever, together with any interest, penalties, additions to tax, fines or other additional amounts imposed thereon or related thereto, and the term "Tax" means any one of the foregoing Taxes.

                 (p) "Transfer Tax" means any excise, sales, use, transfer, documentary, filing, recordation or other similar tax or fee, together with any interest, additions or penalties with respect thereto and any interest in respect of such additions or penalties.

                 (q) "Weatherford" has the meaning set forth in the preamble hereto.

                 (r) "Weatherford Group" has the meaning set forth in the first recital hereto.

                 (s) "WEI" has the meaning set forth in the first recital hereto.

         20. Notices. All notices and other communications to be given or made hereunder shall be in writing and shall be (a) personally delivered with signed receipt obtained acknowledging delivery; (b) transmitted by postage prepaid registered mail, return receipt requested (air mail if international); or (c) transmitted by facsimile; to a party at the address set out below (or at such other address as it may have provided notification for the purposes hereof to the other party hereto in accordance with this Section).

         If to Grant:                   Grant Prideco, Inc.
                                        1450 Lake Robbins Drive, Suite 600
                                        The Woodlands, Texas 77380
                                        Fax number:      (281) 297-8569
                                        Attention:       General Counsel

         If to Weatherford:             Weatherford International, Inc.
                                        515 Post Oak Boulevard, Suite 600
                                        Houston, Texas 77027
                                        Fax number:      (713) 693-4484
                                        Attention:       General Counsel

                                        With a copy to:
                                        Fulbright & Jaworski L.L.P.
                                        1301 McKinney, Suite 5100
                                        Houston, Texas 77010-3095
                                        Fax number:      (713) 651-5246
                                        Attention:       Charles L. Strauss

         21. Binding Effect; Successors. This Agreement shall be binding upon and inure to the benefit of and be enforceable by the parties hereto and any successor, by merger, acquisition of assets or otherwise, to either of the parties hereto (including but not limited to any successor of Weatherford or Grant succeeding to the Tax attributes of Weatherford or Grant under Section 381 of the Code), to the same extent as if such successor had been an original party to this Agreement. In addition, in the event of any acquisition of the assets of Grant in which gain or loss is not recognized, in whole or in part, for Federal income Tax purposes, Grant shall ensure that any purchaser of such assets shall assume the obligations set forth in this Agreement.

         22. Severability. Any provision of this Agreement that is determined by arbitration as provided herein or a court of competent jurisdiction to be invalid, illegal or unenforceable shall be ineffective to the extent of such invalidity, illegality or unenforceability, without affecting in any way the remaining provisions hereof in such jurisdiction or rendering that or any other provision of this Agreement invalid, illegal or unenforceable, so long as the material purposes of this Agreement can be determined and effectuated. Should any provision of this Agreement be so declared invalid, illegal or unenforceable, the parties shall agree on a valid provision to substitute for it.

         23. Entire Agreement. This Agreement, including the exhibit and other writings referred to herein or delivered pursuant hereto, constitutes the entire agreement between Weatherford and Grant with respect to the subject matter hereof and supersedes all other agreements, representations, warranties, statements, promises and undertakings, whether oral or written, with respect to the subject matter hereof, including, without limitation, any and all Tax sharing agreements or arrangements (whether oral or written) between Weatherford and the other members of the Weatherford Group (other than the Grant Group) on the one hand and Grant and the other members of the Grant Group on the other hand, that require payments or indemnities to be made with respect to Taxes. This Agreement may not be amended, altered or modified except by a writing signed by duly authorized officers of Weatherford and Grant.

         24. Governing Law. All questions arising out of this Agreement and the rights and obligations created herein, or its validity, existence, interpretation, performance or breach, shall be governed by and construed in accordance with the internal laws of the State of Texas, without regard to or the application of the rules of conflicts of laws set forth in such laws.

         25. Arbitration. The parties agree that any claim arising out of or related to this Agreement shall be governed by the dispute resolution, arbitration and choice of forum provisions set forth in Section ___ of the Distribution Agreement.

         IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first written above.

                                        WEATHERFORD INTERNATIONAL, INC.


                                        By:_____________________________________
                                        Name:___________________________________
                                        Title:__________________________________

                                        GRANT PRIDECO INC.



                                        By:_____________________________________
                                        Name:___________________________________
                                        Title:__________________________________

                                                                       EXHIBIT A




                           MEMBERS OF THE GRANT GROUP

                                                          Jurisdiction of
                  Name                               Incorporation or Formation
------------------------------------------           --------------------------